FLORIDA DEPARTMENT OF STATE
Division of Corporations

August 6, 2013

CORPORATE ACCESS, INC.

TALLAHASSEE, FL

The Articles of Merger were filed on August 5, 2013, effective August 9, 2013, for NEUROTROPE, INC., the surviving Nevada entity not authorized to transact business in Florida.

The certification you requested is enclosed.

Should you have any further questions regarding this matter, please feel free to call (850) 245-6050, the Amendment Filing Section.

Teresa Brown
Regulatory Specialist II
Division of Corporations

Letter Number: 313A00018819

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Merger, filed on August 5, 2013, effective August 9, 2013, for NEUROTROPE, INC., the surviving Nevada entity not authorized to transact business in Florida, as shown by the records of this office.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capital, this the
Sixth day of August, 2013

GREAT SEAL OF THE STATE OF FLORIDA
IN GOD WE TRUST

Ken Detzner
Secretary of State

CR2EO22 (1-11)

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
13 AUG -5 PM 4:54

ARTICLES OF MERGER
(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

EFFECTIVE DATE
8-9-13

First: The name and jurisdiction of the **surviving** corporation:

Name	Jurisdiction	Document Number (If known/ applicable)
Neurotrope, Inc.	Nevada	

Second: The name and jurisdiction of each **merging** corporation:

Name	Jurisdiction	Document Number (If known/ applicable)
BlueFlash Communications, Inc.	Florida	

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR 08 / 09 / 13 (Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Fifth: Adoption of Merger by **surviving** corporation - **(COMPLETE ONLY ONE STATEMENT)**
The Plan of Merger was adopted by the shareholders of the surviving corporation on June 20, 2013.
and the amendment to the Plan of Merger was adopted by the shareholders of the surviving corporation on July 10, 2013
The Plan of Merger was adopted by the board of directors of the surviving corporation on ______________ and shareholder approval was not required.

Sixth: Adoption of Merger by **merging** corporation(s) **(COMPLETE ONLY ONE STATEMENT)**
The Plan of Merger was adopted by the shareholders of the merging corporation(s) on June 20, 2013.
and the amendment to the Plan of Merger was adopted by the shareholders of the merging corporation on July 10, 2013.
The Plan of Merger was adopted by the board of directors of the merging corporation(s) on ______________ and shareholder approval was not required.

(Attach additional sheets if necessary)

Seventh: **SIGNATURES FOR EACH CORPORATION**

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title
BlueFlash Communications, Inc.	Ronald A. Warren	Ronald A. Warren President
Neurotrope, Inc.	Ronald A. Warren	Ronald A. Warren President

PLAN OF MERGER

(Merger of subsidiary corporation(s))

The following plan of merger is submitted in compliance with section 607.1104, Florida Statutes, and in accordance with the laws of any other applicable jurisdiction of incorporation.

The name and jurisdiction of the **parent** corporation owning at least 80 percent of the outstanding shares of each class of the subsidiary corporation:

Name	Jurisdiction
BlueFlash Communications, Inc.	Florida

The name and jurisdiction of each **subsidiary** corporation:

Name	Jurisdiction
Neurotrope, Inc.	Nevada

The manner and basis of converting the shares of the subsidiary or parent into shares, obligations, or other securities of the parent or any other corporation or, in whole or in part, into cash or other property, and the manner and basis of converting rights to acquire shares of each corporation into rights to acquire shares, obligations, and other securities of the surviving or any other corporation or, in whole or in part, into cash or other property are as follows:

See attached Agreement and Plan of Merger, dated June 20, 2013, as amended on July 10, 2013.

(Attach additional sheets if necessary)

If the merger is between the parent and a subsidiary corporation and the parent is not the surviving corporation, a provision for the pro rata issuance of shares of the subsidiary to the holders of the shares of the parent corporation upon surrender of any certificates is as follows:

See attached Agreement and Plan of Merger, dated June 20, 2013, as amended on July 10, 2013.

If applicable, shareholders of the subsidiary corporations, who, except for the applicability of section 607.1104, Florida Statutes, would be entitled to vote and who dissent from the merger pursuant to section 607.1321, Florida Statutes, may be entitled, if they comply with the provisions of chapter 607 regarding appraisal rights of dissenting shareholders, to be paid the fair value of their shares.

Other provisions relating to the merger are as follows:

See attached Agreement and Plan of Merger, dated June 20, 2013, as amended on July 10, 2013.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of June 20, 2013, by and between BLUEFLASH COMMUNICATIONS, INC., a Florida corporation ("BlueFlash") and NEUROTROPE, INC., its wholly-owned Nevada subsidiary ("Neurotrope") (BlueFlash and Neurotrope shall sometimes be referred to herein collectively as the "Constituent Corporations").

BACKGROUND

A. BlueFlash is a corporation duly organized and existing under the laws of the State of Florida. Neurotrope is a corporation duly organized and existing under the laws of the State of Nevada.

B. The authorized capital stock of BlueFlash consists of three-hundred million (300,000,000) shares of common stock, par value $0.0001 per share ("BlueFlash Common Stock"), of which 10,200,000 shares are issued and outstanding. The authorized capital stock of Neurotrope consists of three-hundred and fifty million (350,000,000) shares, consisting of (a) three-hundred million (300,000,000) shares of common stock, $0.0001 par value ("Neurotrope Common Stock"), of which 100 shares are issued and outstanding, and (b) fifty million (50,000,000) shares of preferred stock, $0.0001 par value, of which no shares are issued and outstanding.

C. The respective boards of directors of the Constituent Corporations deem it advisable and in the best interests of their respective corporations and stockholders that BlueFlash be merged with and into Neurotrope pursuant to the terms and conditions set forth in this Agreement (the "Merger"), and have approved this Agreement by resolutions duly adopted by them in accordance with the laws of their respective jurisdictions of incorporation.

D. the Constituent Corporations wish to effect the Merger as a plan of reorganization in accordance with the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in accordance with applicable law, the parties hereto do hereby adopt the plan of reorganization encompassed by this Agreement, and do hereby agree that BlueFlash shall merge with and into Neurotrope in accordance with the following terms and conditions:

1. MERGER

1.1 Merger; Surviving Corporation.

(a) The effective time of the Merger (the "Effective Time") will occur at the latest of: (i) the time and date that the stockholders of each of BlueFlash and Neurotrope have approved this Agreement and the Merger, (ii) the time and date that Articles of Merger are duly

filed with the Secretary of State of the State of Florida with respect to the Merger, or such later date and time as is set forth therein, and (iii) the time and date that Articles of Merger are duly filed with the Secretary of State of the State of the State of Nevada with respect to the Merger, or such later date and time as is set forth therein.

(b) At the Effective Time, BlueFlash will be merged with and into Neurotrope, with Neurotrope being the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the corporate existence of BlueFlash will cease, and the Surviving Corporation will succeed to all of the business, properties, assets, and liabilities of the Constituent Corporations.

1.2 Certificate of Incorporation and Bylaws.

(a) From and after the Effective Time, the Certificate of Incorporation of Neurotrope, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Nevada.

(b) From and after the Effective Time, the Bylaws of Neurotrope, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation, until altered, amended, or repealed in accordance with the laws of the State of Nevada.

1.3 Directors and Officers.

(a) The number of directors of Neurotrope immediately prior to the Effective Time will be the number of directors of the Surviving Corporation from and after the Effective Time, until such number is altered in accordance with the laws of the State of Nevada. The directors of Neurotrope immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time and will hold office from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

(b) The officers of Neurotrope immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time and will hold the same offices from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

1.4 Shares; Certificates.

(a) At the Effective Time, the shares of capital stock of BlueFlash will be converted into shares of capital stock of Neurotrope as follows:

(i) each share of BlueFlash Common Stock issued and outstanding immediately before the Effective Time will, automatically and without further act of BlueFlash, Neurotrope, or any holder thereof, be extinguished and converted into 2.231 issued and outstanding and fully paid and non-assessable shares of Neurotrope Common Stock subject to

the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time;

(ii) any share of BlueFlash Common Stock held in the treasury immediately before the Effective Time will, automatically and without further act of BlueFlash or Neurotrope, be extinguished and converted into one fully paid and nonassessable share of Neurotrope Common Stock to be held in the treasury of Neurotrope subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time.

(b) Each person who, as a result of the Merger, holds one or more certificates representing one or more shares of BlueFlash Common Stock may surrender any such certificate to Neurotrope, and, upon such surrender, Neurotrope will, within a reasonable time, deliver to such person, in substitution and exchange therefor, one or more certificates evidencing the number of shares of Neurotrope Common Stock, that such person is entitled to receive in accordance with the terms of this Agreement, in substitution for the number of shares of BlueFlash Common Stock represented by each certificate so surrendered; provided, however, that no such holder will be required to surrender any such certificate until such certificate otherwise would be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

(c) At the Effective Time, all of the shares of capital stock of Neurotrope issued or outstanding immediately before the Effective Time will, automatically and without further act of BlueFlash, Neurotrope, or any holder thereof, be cancelled and cease to exist, without any consideration being payable therefor.

2. MISCELLANEOUS

2.1 Consent to Service Of Process. Neurotrope hereby consents and agrees, effective as of the Effective Time, to be sued and served with process in the State of Florida in any proceeding for the enforcement of any obligations of BlueFlash and in any proceeding for the enforcement of the rights, if any, of a dissenting stockholder of BlueFlash against Neurotrope. Neurotrope hereby irrevocably appoints the Secretary of State of the State of Florida as its agent to accept service of process in any such proceeding from and after the Effective Time.

2.2 Accounting Matters. Except as herein provided with respect to the cancellation of the outstanding shares of BlueFlash, the assets, liabilities, reserves, and accounts of BlueFlash and Neurotrope will be taken up or continued on the books of Neurotrope in the respective amounts at which such assets, liabilities, reserves, and accounts have been carried on the books of BlueFlash and Neurotrope immediately before the Effective Time, subject to such adjustments, and such elimination of intercompany items, as may be appropriate to give effect to the Merger.

2.3 Expenses of Merger. From and after the Effective Time, Neurotrope will pay all unpaid expenses of carrying this Agreement into effect and accomplishing the Merger.

2.4 Further Assurances. If, at any time from and after the Effective Time, Neurotrope believes or is advised that any further assignment or assurance in law is necessary or desirable to vest in Neurotrope the title to any property or rights of BlueFlash, the proper officers of Neurotrope are hereby authorized, in the name of BlueFlash or otherwise, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in Neurotrope and otherwise to carry out the purposes of this Agreement.

2.5 Approval. This Agreement will be submitted for approval by the holders of BlueFlash Common Stock at an annual or special meeting of stockholders, or BlueFlash will acquire the necessary shareholder consents pursuant to applicable law. The execution of this Agreement constitutes the approval hereof, and of the transactions contemplated hereby, by written consent of BlueFlash in its capacity as sole stockholder of Neurotrope.

2.6 Termination, Abandonment or Deferral. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either BlueFlash or Neurotrope or both, notwithstanding the approval of this Merger Agreement by the shareholders of BlueFlash or Neurotrope, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of BlueFlash and Neurotrope, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto.

2.7 Amendment. At any time before the Effective Time and for any reason, this Agreement may be amended, notwithstanding approval of this agreement by the stockholders of BlueFlash or Neurotrope, by an agreement in writing executed in the same manner as this Agreement; provided, however, that after approval of this Agreement by the stockholders of BlueFlash, this Agreement may not be amended, without such further approval as is required by law, to the extent that such amendment would: (i) alter or change the amount or kind of shares to be received by the stockholders of Neurotrope or BlueFlash in the Merger, (ii) alter or change any term of the Articles of Incorporation of Neurotrope, or (iii) effect any alteration or change that would adversely affect the stockholders of BlueFlash or Neurotrope.

2.8 Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Agreement, having first been duly approved by the Board of Directors of BlueFlash and Neurotrope, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

BLUEFLASH COMMUNICATIONS, INC.,
a Florida corporation

By: Ronald A. Warren

Name: Ronald A. Warren
Title: President

NEUROTROPE, INC.,
a Nevada corporation

By: Ronald A. Warren

Name: Ronald A. Warren
Title: President

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made as of this 10th day of July, 2013 (this "**Amendment**"), by and among BlueFlash Communications, Inc., a Florida corporation ("**BlueFlash**"), and Neurotrope, Inc., its wholly-owned Nevada subsidiary ("**Neurotrope**"). BlueFlash and Neurotrope shall sometimes be referred to herein collectively as the "**Parties.**"

WITNESSETH:

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated June 20, 2013 (the "**Plan of Merger**"), the principal result of which shall be BlueFlash's reincorporation in the State of Nevada; and

WHEREAS, the Parties desire to amend the Plan of Merger on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. **Defined Terms**. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to them in the Plan of Merger.

2. **Amendment of the Plan of Merger.** The Parties hereby agree that Section 1.4(a)(i) of the Plan of Merger shall be deleted and replaced in its entirety by the following:

   "(i) each share of BlueFlash Common Stock issued and outstanding immediately before the Effective Time will, automatically and without further act of BlueFlash, Neurotrope, or any holder thereof, be extinguished and converted into 2.242 issued and outstanding and fully paid and non-assessable shares of Neurotrope Common Stock subject to the same terms, conditions, and restrictions, if any, as existed immediately before the Effective Time;"

3. **No Other Changes.** Except as otherwise expressly provided in this Amendment, the provisions of the Plan of Merger shall remain in full force and effect.

4. **Other Actions Necessary.** At the reasonable request of one of the Parties hereto, the other Parties shall execute any other documents or take any other reasonable actions necessary to effectuate this Amendment.

5. **Binding Effect.** This Amendment shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

6. **Amendments, Changes and Modifications.** This Amendment may not be

amended, changed, modified, altered or terminated without the prior written consent of all of the Parties hereto.

7. **Approval**. This Amendment will be submitted for approval by the holders of BlueFlash Common Stock at an annual or special meeting of stockholders, or BlueFlash will acquire the necessary shareholder consents pursuant to applicable law. The execution of this Amendment constitutes the approval hereof, and of the transactions contemplated hereby, by written consent of BlueFlash in its capacity as sole stockholder of Neurotrope.

8. **Execution of Counterparts**. This Amendment may be executed in one or more counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Signed counterparts of this Amendment may be delivered by facsimile and by scanned .pdf image.

[The Remainder of this Page is Left Blank Intentionally. Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Plan of Merger as of the day and year first above written.

BLUEFLASH COMMUNICATIONS, INC.,
a Florida corporation

By: /s/ Ronald A. Warren
Name: Ronald A. Warren
Title: President

NEUROTROPE, INC.,
a Nevada corporation

By: /s/ Ronald A. Warren
Name: Ronald A. Warren
Title: President

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]